Exhibit 99.1

China Internet Café Holdings Group Announces Record First Quarter 2012 Financial Results

— Q1 2012 revenue increased 10% year-over-year to $7.13 million

— Q1 2012 net income increased by $1.04 million year-over-year to $0.33 million

— Membership cards up 60.3 % from March 31, 2011 to 2.5 million

— Cash of $21.99 million on March 31, 2012; Cash per common share of approximately $0.86

SHENZHEN, China, May 16, 2012 — China Internet Cafe Holdings Group, Inc. ("CICC" or the "Company") (OTCQB: CICC), one of the largest owners and chain operators of internet cafes in China, today announced its financial results for its first quarter 2012.

SUMMARY FINANCIALS

First Quarter 2012 Results
	Q1 2012	Q1 2011	CHANGE
Sales	$7.13 million	$6.5 million	10%
Gross Profit	$2.13 million	$2.5 million	-15%
GAAP Net Income	$0.33 million	$-0.71 million	-
GAAP EPS (Diluted)	$0.01	$-0.04	-

First Quarter of 2012 Financial Results

For the quarter ended March 31, 2012, net revenue increased 10% to $7.13 million, compared to $6.5 million in the first quarter of 2011. Revenue from locations opened at least one year represented $2.9 million or 41.1% in total revenues. Revenues from locations opened in the last twelve months were $4.2 million. At March 31, 2012, the Company issued over 2.5 million membership cards, a 4.2% increase from 2.4 million at the end of 2011. Approximately 50% of all registered users were active in the past year while half have used their IC card at least once in the past week.

	Q1 2012	Q1 2011	YOY % Change
Same Store Sales (Average monthly revenue per café, of cafés open more than 1 year)	$40,891	$47,025	-13.1%
IC Cards Issued	122,183	301,471	-59.5%

“Customers continue to visit our cafes because of our convenient locations, high speed connectivity and new computers which offer a wide variety of games and movies, creating an excellent experience” said Mr. Dishan Guo, Chief Executive Officer of the Company. “We will continue to balance our growth between existing cafes, new café openings, and acquisitions. With approximately $22 million of cash and strong cash flows, we are evaluating several attractive options to deploy our capital organically and through acquisitions.”

Gross profit for the first quarter of 2012 decreased by $0.37 million, to $2.13 million, down 15% from the first quarter of 2011. Gross profit margin was 30% for the quarter ended March 31, 2012, as compared to 38% for the same period in 2011. The decrease in gross profit margin was mainly attributable to the increase in salary, depreciation and other costs as compared to the same period in 2011, as well as the decrease in revenue from some cafes due to the lay-off of migrant workers caused by manufacturing factories’ relocation to other provinces in January 2012. Management will relocate those cafes and expects gross profit margin to remain relatively stable in the next two quarters.

Operating expenses increased to $0.57 million in the first quarter of 2012 from $0.44 million in the first quarter of 2011. The increase was mainly attributable to a non-cash stock option compensation expense of $0.11 million.

Income taxes decreased by approximately $0.06 million during the quarter ended March 31, 2012 to approximately $0.50 million from approximately $0.56 million during the same period in 2011. The primary reason for the decrease in income taxes was the decrease in income from operations in the quarter ended March 31, 2012 compared to the same period of 2011.

Net income increased by approximately $1.04 million to approximately $0.33 million for the quarter ended March 31, 2012 from net loss of approximately $0.71 million during the same period in 2011. Earnings per share were $0.01 compared to negative $0.04 for the first quarter of 2011. Diluted earnings per share were calculated using weighted average shares of 25,529,080 and 22,527,907 for the quarters ended March 31, 2012 and March 31, 2011, respectively.

Financial Condition

As of March 31, 2012, the Company had $22.0 million in cash and cash equivalents, compared to $19.7 million at year-end 2011 due to growth in cash flows from operations. Working capital was $15.4 million and the current ratio was 2.93. CICC operates a cash business, with revenue from IC cards credited in its bank account approximately 15 days after a credit is purchased. The Company does not run accounts receivable balances.

Deferred revenue represents unused balances of the prepaid amounts from the IC cards that are unused balance. The Outstanding customer balances are $2,057,586 and $2,084,086 as of March 31, 2012 and December 31, 2011, respectively, and are included in deferred revenue on the balance sheets. Management has evaluated the deferred revenue balance and has determined any potential revenue from the unused balance to be immaterial at the quarter ended March 31, 2012.

As of March 31, 2012, shareholders' equity was $24.3 million compared to $23.7 million at the end of 2011. In the first quarter of 2012, the Company generated $2.2 million in cash from operating activities.

Business Updates

Management expects to open 1 new cafe during the second quarter of 2012. The average capital expenditure to open a new store varies by size and location but typically average $250,000. With average annual revenue per store of $500,000 and a 28 % net margin, the average payback period is less than 2 years.

The Company plans to drive same store sales by offering new loyalty programs such as online gaming competitions, while increasing the availability of high quality, value-added content such as movies, TV shows and video games. In 2012, a credit rewards program will allow loyal customers to earn extra gaming time and encourage credit consumption. For example, customers recharging 100 RMB into the IC card will receive a 20% credit back the following month. New cafes will be outfitted with private rooms that are equipped with surround sound and movie screening areas. It will also include team gaming and tournament play areas with LCD screens for spectator viewing to drive incremental player utilization and the average revenue per user.

Management is actively evaluating potential acquisitions outside Shenzhen in order to expand its geographic footprint and to eventually secure a national internet café license. The Company will follow a strict set of criteria for all acquisition candidates in order to maximize returns to shareholders. The Company believes it will consummate a transaction by the summer of 2012.

About China Internet Cafe Holdings Group, Inc.

Since opening its first internet cafe in 2006 under the name Shenzhen Junlong Culture Communication CO. Ltd., China Internet Cafe Holdings Group, Inc. has expanded quickly to 59 cafes in Shenzhen, Guangdong province, China. The Company provides high quality, affordable internet services to consumers who purchase reloadable cards. Customers can access a range of online services, including email, web surfing, watching movies, online gaming, voice over IP, and social media in a comfortable, friendly and safe environment. CICC offers a variety of internet connectivity stations with varying speeds, monitor sizes and seating arrangements.

Safe Harbor Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company's public filings with the Securities and Exchange Commission, including the Company's registration statement on Form F-1, as amended. All information provided in this press release is as of the date hereof. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Contact Information:

China Internet Cafe Holdings Group, Inc.

Mr. DishanGuo

Chief Executive Officer

Phone: +86-755-8989-1398

Email: Emma@cncicc.com

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December
	2012	31, 2011
	Unaudited
ASSETS
Current assets:
Cash	$21,988,739	$19,629,680
Rental deposit	81,089	86,580
Equipment deposit	1,001,052	994,732
Inventory	116,426	212,607
Deferred tax assets	71,323	69,405
Total current assets	23,258,629	20,993,004

Property, plant and equipment, net	12,174,366	13,000,745
Intangible assets, net	152,593	161,083
Rental deposit-long term portion	322,756	314,736
Total assets	$35,908,344	$34,469,568
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$148,564	$100,480
Registration penalties payable	641,200	448,844
Deferred revenue	2,057,586	2,084,086
Payroll and payroll related liabilities	364,083	323,286
Income and other taxes payable	1,041,810	1,316,209
Accrued expenses	361,814	365,696
Amount due to a shareholder	2,245,464	2,135,218
Dividend payable on preferred stock	71,938	72,729
Derivative financial instrument - preferred stock	579,882	147,704
Derivative financial instrument - warrants	435,775	129,496
Total current liabilities	7,948,116	7,123,748

Commitments and contingencies (Note 17)
Preferred stock as of March 31, 2012 and December 31, 2011 ($0.00001 par value, 100,000,000 shares authorized, 4,274,703 shares issued and outstanding as of March 31, 2012 and December 31, 2011; preference in liquidation - $5,770,849)	3,682,473	3,682,473
Stockholders' Equity:
Common stock ($0.00001 par value, 100,000,000 shares authorized, 21,254,377 shares issued and outstanding as of March 31, 2012 and December 31, 2011)	212	212
Additional paid in capital	1,906,455	1,728,726
Statutory surplus reserves	718,744	718,744
Retained earnings	20,016,910	19,760,289
Accumulated other comprehensive income	1,635,434	1,455,376
Total stockholders’ equity	24,277,755	23,663,347
Total liabilities and stockholders’ equity	$35,908,344	$34,469,568

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For The Three Month Ended
	March 31,
	2012	2011 Restated

Revenue	$7,134,204	$6,489,581
Cost of revenue	5,005,431	3,995,342
Gross profit	2,128,773	2,494,239
Operating Expenses
General and administrative expenses	569,894	444,467
Total operating expenses	569,894	444,467

Income from operations	1,558,879	2,049,772

Non-operating income (expenses)
Change in fair value of derivative financial instrument - preferred stock	(432,178)	(1,439,326)
Change in fair value of derivative financial instrument - warrants	(306,279)	(762,643)
Interest income	3,730	1,994
Interest expenses	-	(2,531)
Other expenses	(143)	-
Total non-operating income (expenses)	(734,870)	(2,202,506)

Income(Loss) before income taxes	824,009	(152,734)
Income taxes	495,450	559,689
Net income(loss)	328,559	(712,423)

Dividend on preferred stock	(71,938)	(33,202)
Net income(loss) attributable to China Internet Cafe Holdings Group, Inc. common stockholders	$256,621	$(745,625)

Other comprehensive income
Net income	$328,559	$(712,423)
Foreign currency translation	180,058	55,373
Total comprehensive income	$508,617	$(657,050)

Earnings per share
- Basic	$0.01	$(0.04)
- Diluted	$0.01	$(0.04)
Weighted average common stock outstanding
- Basic	21,254,377	20,580,542
- Diluted	25,529,080	22,527,907

CHINA INTERNET CAFE HOLDINGS GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Three Months Ended
	March 31,
	2012	2011 Restated

Cash flows from operating activities
Net income(loss)	$328,559	$(712,423)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of derivative financial instrument - preferred stock	432,178	1,439,326
Change in fair value of derivative financial instrument- warrants	306,279	762,643
Stock based compensation	105,000	-
Advisory fee	-	192,466
Depreciation	911,076	621,998
Amortization	9,535	9,112
Deferred tax assets	(1,481)	(55,532)
Changes in operating assets and liabilities:
Prepayment	-	(73,592)
Rental deposit	-	(23,398)
Inventory	97,757	6,642
Accounts payable	47,556	37,676
Deferred revenue	(39,832)	351,300
Payroll and payroll related liabilities	38,833	9,840
Income and other taxes payable	(283,416)	188,166
Accrued expenses and penalties payable	186,610	201,752
Amount due to a shareholder	101,281	928,585
Net cash provided by operating activities	2,239,937	3,884,561

Cash flows from investing activities
Receipt of loan receivable due to termination of an investment agreement	-	2,428,142
Assets acquisition of cafes	-	(590,787)
Net cash provided by investing activities	-	1,837,355

Cash flows from financing activities
Net proceeds from issuance of preferred stock and warrants	-	5,675,614
Net cash flows provided by financing activities:	-	5,675,614

Effect of foreign currency translation on cash	119,123	3,556

Net increase in cash	2,359,060	11,401,086
Cash - beginning of period	19,629,680	3,836,824
Cash - end of period	$21,988,739	$15,237,910

Cash paid during the period for:
Interest paid	$-	$2,531
Income taxes paid	$600,199	$484,648

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVTIES:
Summary of Assets Acquired from Acquisitions:
Net property and equipment	-	503,492
Other current assets	-	15,792
Intangible assets	-	209,582
Net assets acquired	-	728,866

Transfer of equipment deposits paid in property and equipment	$-	$1,224,660
Dividend payable on preferred stock	71,938	33,202
Registration penalties	$192,356	-
Advisory fee	$-	$192,466